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                                  EXHIBIT 99.9


For release: Friday April 7, 6:00 am Eastern Time

Company Press Release

Matthews Studio Group to Restructure Under Chapter 11

Burbank, Ca., April 7 - Matthews Studio Equipment Group. (Nasdaq: MATT - news), an international single-source provider of professional equipment to the entertainment industry today announced that it has filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Matthews and its subsidiaries were included in the filings. The filings were made in the U.S. Bankruptcy Court in the San Fernando Valley division of the Central District of California.

Matthews has retained the services of Klee, Tuchin, Bogdanoff & Stern, LLP to represent the Company as reorganization counsel. The Company's outside corporate counsel, Whitman Breed Abbot & Morgan, LLP will continue to represent the company.

In addition, Matthews has hired Crossroads, LLC as an advisor to validate the new business plan, operational improvements and any restructuring of the company's debt and other liabilities. Crossroads, based in Newport Beach, CA, is a national turnaround management firm that assists middle market and Fortune 100 companies to improve corporate value with interim management, financial advisory, operational improvement, and information technology services.

Carlos D. DeMattos, Chairman and Chief Executive Officer, stated, "Matthews Studio Group has strong cash flow performance. We have spent the past several months attempting to come up with a proposal that would address the Company's challenges outside of a court proceeding. Ultimately, the time required to complete a restructuring transaction and the uncertain cost of closing unprofitable locations were too great to overcome."

"While unfortunate, this proceeding will bring order to a disorderly process. It should have little or no impact on our customers, our vendors, or our employees. We intend to continue to compete vigorously in all of our markets and to work diligently to meet the needs of our customers."

Mr. DeMattos continued, "Our personal goal is to emerge from reorganization as quickly as possible with a stronger, more efficient and profitable company."

Certain of Matthews' subsidiaries were included in the filings as a result of last minute demands by the Company's lenders to which the Company was forced to accede.

Matthews Studio Group supplies traditional lighting, grip, transportation, generators, camera equipment, professional video and audio equipment, automated lighting and complete theatrical equipment and supplies to entertainment producers through its worldwide distribution network.
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This press release includes certain forward-looking statements in reliance on the "safe harbor" provisions of The Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are subject to a number of risks and uncertainties, including but not limited to the factors identified below. Actual results may differ materially from those anticipated in any such forward-looking statements.

The Company's liquidity, capital resources, and results of operations may be affected from time to time by a number of factors and risks, including, but not limited to, the factors described in the Company's filings with the Securities and Exchange Commission; the ability of the Company to: arrange DIP financing; operate successfully under a Chapter 11 proceeding; obtain shipments and negotiate terms with vendors and service providers for current orders; fund and execute a new operating plan for the Company; attract and retain key executives and associates; meet competitive pressures which may affect the nature and viability of the Company's business strategy; generate cash flow; attract and retain customers; manage its business notwithstanding potential adverse publicity.

Contact:

Matthews Studio Group (818) 525-5200
Carlos DeMattos, Anil Sharma


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